EXHIBIT 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann/Lindsay Hatton
FD Morgen-Walke
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS COMPLETES CLEVELAND TRANSACTION

—AGS Custom Graphics, Inc. Created From Merger—

HOUSTON, TEXAS — July 17, 2003 - Consolidated Graphics, Inc. (NYSE:CGX) announced today that it completed its previously announced merger of its existing operations in Cleveland with Solon, Ohio-based Custom Graphics, Inc. to form AGS Custom Graphics, Inc.  The new company will offer a full range of sheet-fed printing, fulfillment and e-commerce capabilities to customers in Cleveland and surrounding areas in Ohio.

“The full service capabilities that AGS Custom Graphics will now offer its customers, including the e-commerce capabilities of CGXmedia, will enable it to meet any customer’s needs and make it the premier commercial printing company in the Cleveland market,” commented Joe R. Davis, Chairman and Chief Executive Officer.

Stan Ritter, President of AGS Custom Graphics and the head of Consolidated Graphics’ Cleveland operations, also commented on the transaction, stating, “This partnership will result in an outstanding combination of talents and capabilities.  We are very pleased to welcome the Custom Graphics team to our organization and look forward to working with them to solidify Consolidated Graphics’ leadership position.”

Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States.  Through its network of printing companies in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions

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CONSOLIDATED GRAPHICS COMPLETES CLEVELAND

TRANSACTION

marketed through CGXmedia.  Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization.  For more information, visit the Company’s Web site at www.consolidatedgraphics.com.

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This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements.  Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.